                                                               EXHIBIT 10.108(a)

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into by and between INTERLAND, INC., a Georgia corporation having its principal executive offices located at the business address of 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303 (the "COMPANY"), and Allen Shulman, an individual residing in Marietta, Georgia ("EXECUTIVE"). Company and Executive enter into this Agreement as of the date they each have signed it, but the Agreement shall be effective as of the date established pursuant to Section 2.1, below.

     WHEREAS, Company desires to employ Executive as the Vice President, General Counsel and Corporate Secretary as of November 1, 2001, and whereas the parties wish to establish certain terms and conditions of such employment by entering into this Agreement; and

     WHEREAS, Executive desires such employment with Company on the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     1. Employment; Regular Compensation. Company agrees to employ Executive as Vice President, General Counsel and Corporate Secretary, and Executive agrees to serve Company as Vice President, General Counsel and Corporate Secretary on the terms and conditions set forth in this Agreement. Company shall pay Executive an initial base salary (the "BASE SALARY") as set forth in Company's offer letter dated September 26, 2001 and attached hereto as EXHIBIT 1. The Base Salary set forth in the offer letter is expressed as an annual amount solely for reference purposes, and shall be payable to Executive on a bi-weekly basis. In its sole discretion, the Company may change Executive's compensation.

     2.   Effective Date; Indefinite Term.

          2.1 This Agreement shall be deemed in full force and effect as of the date it is executed by the parties below, along with the execution of any exhibits hereto;

          2.2 This Agreement has an indefinite term, and Executive's employment by Company hereunder may be terminated at will by either party at any time, with or without Cause (as defined in Section 6.1, below) or any reason, voluntary or involuntary, and with or without prior notice. Certain provisions of this Agreement, however, as more fully set forth in Section 5, below, provide for the payment of benefits to Executive upon the specified circumstances of termination of Executive's employment with Company, and certain other provisions, as more fully set forth below in Section 11, below, may continue in effect beyond the date of such termination. Executive expressly acknowledges and agrees that employment with Company is on an "at will" basis, and that this Agreement does not provide a guarantee of continued employment, notwithstanding any other provision in this Agreement.

     3. Duties. Executive shall report to Joel Kocher, Chairman and Chief Executive Officer, or such other individual as may be designated from time to time by Joel Kocher or the Board of Directors (the "BOARD"). Executive shall faithfully and diligently perform all such acts and duties, and furnish such services, as are assigned to Executive by Joel Kocher, Chairman and Chief Executive Officer, or such other individual as may be designated by Joel Kocher or the Board.

     4. Efforts; Conflicts of Interest. During Executive's employment by Company, Executive shall devote his full business time and efforts to Company and its business during normal business hours, and shall safeguard and promote its lawful interests. During Executive's employment by Company, Executive shall not, either directly or indirectly, engage in or enter into any business or perform any services for any other person, firm, association, or corporation that conflicts with Executive's efforts to Company or with Company's business interests, except for: (a) serving on the board of directors of any other entity that is not in competition with Company (subject to Company's approval, which shall not be unreasonably withheld or delayed); (b) activities approved in writing in advance by Joel Kocher or the Board, which approval shall not be unreasonably withheld or delayed; or (c) passive investments in entities that do not involve Executive providing any advice or services to the businesses in which the investments are made, or which do not violate Company policy, including without limitation any policy relating to conflicts of interest or business ethics.

     5.   Benefits Upon Termination of Employment.

          5.1 By Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by Company for Cause or by Executive Without Good Reason (as defined in Section 6.5, below), then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary through such termination date; and (b) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable. Under such circumstances, no further payments or benefits (except as otherwise required by law) shall be provided to Executive. The terms "Cause" and "Without Good Reason" shall have the meaning set forth in Section 6, below.

          5.2 By Company for Nonperformance Due to Disability. If Executive's employment is terminated by Company for Nonperformance Due to Disability, then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary through such termination date; (b) Company shall provide Executive with such other payments and benefits as may be permitted under the Company's short- or long-term disability plans, to the extent applicable, and subject to the terms and conditions of such plans, including without limitation any eligibility requirements; and (c) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable. The term "Nonperformance Due to Disability" shall have the meaning set forth in
Section 6, below.

          5.3 By Company Other Than for Cause or by Executive for Good Reason. If Executive's employment is terminated by Company other than for Cause or by Executive for Good Reason (as defined in Section 6.3, below), then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary through such termination date; (b) Company shall pay to Executive any earned but unpaid incentive compensation or bonuses through the termination date, subject to the terms of the applicable bonus plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; (c) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable; and (d) Company shall pay to Executive, as severance benefits, an amount equal to 6 months of Base Salary (the "Severance Benefits"). The Severance Benefits shall be paid in a lump sum, as soon as practicable following such termination date, subject to the following conditions: (x) Executive shall execute a written, complete waiver and release of all claims relating to Company, or Executive's employment by Company or any termination thereof, within any applicable consideration or execution periods and in a form that is acceptable to Company; and (y) subject to confirmation by Company that Executive does not later revoke such waiver and release of claims within any revocation period required by applicable law.

          5.4 Death of Executive. In the event of Executive's death, Executive's employment and all other obligations hereunder shall automatically terminate and the Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that Company shall pay to Executive's estate: (a) Executive's Base Salary through the end of the calendar month in which Executive's death occurs; (b) Executive's earned but unpaid incentive compensation or bonuses through the date of Executive's death, subject to the terms and conditions of the applicable Bonus Plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; and (c) Company shall permit Executive's heirs to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable and allowed by law and subject to the terms of such plans.

          5.5  Benefits Continuation.   Upon termination of Executive's
employment, Company shall permit Executive and, if applicable, Executive's family members, to continue to participate in Company's employee benefits plans, to the extent required or allowed by law and subject to the terms of such plans and applicable law.


     6.   Definitions.

          6.1 "CAUSE" shall mean termination of Executive's employment by Company for one or more of the following reasons: (a) Executive has breached or threatens to breach a fiduciary duty owed to Company; (b) Executive has engaged or threatens to engage in dishonesty, fraud, gross negligence, willful malfeasance or other acts of misconduct in the performance of Executive's duties or during the course of Executive's employment; (c) upon the willful and continued failure by Executive substantially to perform Executive's duties with the Company (other than by reason of Nonperformance Due to Disability as defined below);

(d) Executive has willfully violated or threatens to violate Company policies, or has willfully violated or threatens to violate any law, rule or regulation (other than traffic violations or similar offenses) which result in material injury to Company; or (e) Executive has violated or threatens to violate the terms of Sections 4, 7, or 8 of this Agreement or the material terms of the Confidentiality and Non-Competition Agreement, or any other material breach of this Agreement.

          6.2 "DISABILITY" shall have the meaning ascribed to such term or its variations, such as "Disabled," in Company's long-term disability plan, or in the absence of such plan, a meaning consistent with the definition of permanent and total disability under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

          6.3 "GOOD REASON" shall mean that one or more of the following events has occurred and, after giving Company written notice of the occurrence and of Executive's intention to resign from employment and Company not curing the event within 30 days of receipt of such written notice: (a) a substantial adverse change in Executive's duties or responsibilities, without Executive's consent; (b) a reduction in Executive's Base Salary (at the annualized rate), without Executive's consent, by more than 25%; or (c) a relocation of Executive's principal place of employment by more than a 50 mile radius surrounding Atlanta, Georgia, without Executive's consent.

          6.4 "NONPERFORMANCE DUE TO DISABILITY" shall mean that, if because of Disability, Executive is unable to perform the essential functions of Executive's job, with or without reasonable accommodation, for a period of 30 consecutive days in any calendar year.

          6.5 "WITHOUT GOOD REASON" shall mean termination or resignation of Executive's employment by Executive other than for Good Reason.

     7. Non-Disparagement. Executive shall not at anytime make false, misleading or disparaging statements about the Company, its parent, subsidiaries or affiliates, including any of their products, services, management, directors, officers, employees, and customers.

     8. Confidential Information and Covenants Not to Compete. The parties agree that Executive's services to Company are of a unique value and that confidential and proprietary information about Company has been or will be obtained by, disclosed or otherwise made available to Executive as a result of Executive's employment with Company. Accordingly, as a condition to Executive's employment, Executive and Company also are entering into the Confidentiality, Invention Assignment, and Non-Competition Agreement attached hereto as EXHIBIT 2 (the "CONFIDENTIALITY AND NON-COMPETITION AGREEMENT").

     9. Dispute resolution process. All disputes between Executive and Company that otherwise could be resolved in court shall be resolved instead by the following alternative dispute resolution process (the "PROCESS").

          9.1 Disputes Covered. This Process applies to all disputes between Executive and Company, including those arising out of or related to this Agreement or

Executive's employment by Company. Disputes subject to this Process include but are not limited to pay disputes, contract disputes, legal disputes, wrongful termination disputes, and discrimination, harassment or civil rights disputes. This Process applies to disputes Executive may have with Company and also applies to disputes Executive may have with any of Company's employees or agents so long as the person with whom Executive has the dispute is also bound by or consents to this Process. This Process applies regardless of when the dispute arises and will remain in effect after Executive's employment with Company ends, regardless of the reason it ends. This Process does not apply, however, to any workers' compensation or unemployment compensation claims, to the extent applicable under the circumstances.

          9.2 Negotiation and Mediation. Executive and Company agree to attempt to resolve all disputes first by direct negotiations. If direct negotiations are not successful, the parties shall then use mediation. They shall first attempt to agree upon a mediator. If unable to agree upon a mediator, the parties shall request and conduct mediation under the American Arbitration Association's National Rules for the Resolution of Employment Disputes. Unless otherwise agreed by the parties, any mediation sessions shall be held in Atlanta, Georgia. Temporary or interim injunctive relief may be sought without mediating first. Any failure to mediate shall not affect the validity of an arbitration award or the obligation to arbitrate.

          9.3 Arbitration. If the dispute is not resolved through negotiation and mediation, the parties shall request, and either party may demand, arbitration pursuant to the American Arbitration Association's National Rules for the Resolution of Employment Disputes. Unless otherwise agreed by the parties, any arbitration hearing shall be held in Atlanta, Georgia. The decision of the arbitrator shall be final and binding on the parties and on all persons and entities claiming through the parties. Submission of their dispute to arbitration shall be the exclusive means for resolving the dispute, to the exclusion of any trial by a court or jury. All disputes that are not resolved by agreement (in mediation or otherwise) shall be determined by binding arbitration.

          9.4 Injunctive Relief. Either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after mediation or arbitration is commenced. The temporary or interim relief shall remain in effect pending the outcome of mediation or arbitration. No such request shall be a waiver of the right to submit any dispute to mediation or arbitration.

          9.5 Employment Status. This Process does not affect the status of the employment relationship between the parties, which as stated above in Section
2.2 shall be "at will;" nor does this Process guarantee continued employment by the Company, require discharge only for cause, or require any particular corrective action or discharge procedures.

     10. Notification. Executive hereby authorizes the Company, or any of its employees or designated representatives or counsel, to notify Executive's actual or future employers or any governmental agency of any terms of this Agreement or the Confidentiality and Non-Competition Agreement and Executive's responsibilities or obligations hereunder.

     11. Severability; Survival of Provisions. If any part of this Agreement or any part of the Confidentiality and Non-Competition Agreement is held by any legal authority to be unenforceable or is severed by any legal authority, the remainder of such agreement shall be enforced to the maximum extent allowed by applicable law. Certain provisions of this Agreement, including confidential information and covenants not to compete (Section 8), dispute resolution process (Section 9), notification (Sections 10 and 21), and governing law (Section 18) of this Agreement, and all of the provisions of the Confidentiality and Non-Competition Agreement, shall survive after any such legal determination, after Executive's employment by Company ends regardless of the reason it ends, and shall be enforceable regardless of any such determination or any claim Executive may have against Company.

     12. Relief for Breach. Because any breach or threatened breach by Executive of Sections 4, 7, and 8 of this Agreement or of the Confidentiality and Non-Competition Agreement would result in continuing material and irreparable harm to Company, and because it would be difficult or impossible to establish the full monetary value of such damage, Company shall be entitled to injunctive relief in the event of any such breach or threatened breach by Executive. Injunctive relief is in addition to any other available remedy, including termination of this Agreement and damages. In the event of any threatened breach of this Agreement by Executive, Company may suspend any payment of Base Salary, incentives, bonuses, Severance Benefits and other compensation due to Executive under this Agreement and, if Executive has breached this Agreement, any remaining amounts to be paid under this Agreement shall be forfeited. In the event of any breach or threatened breach by either party which results in court-ordered relief, the breaching party shall reimburse the non-breaching party for its reasonable attorneys' fees and other expenses incurred to obtain such relief.

     13. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

     14. Binding Effect. This Agreement is binding upon the parties and their personal representatives, heirs, successors and permitted assigns.

     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

     16. Complete Agreement. This Agreement, together with the attached Confidentiality and Non-Competition Agreement, is the final and complete expression of the parties' agreement relating to Executive's employment by the Company. Without limiting the foregoing, this Agreement replaces and supersedes any prior employment agreements between Executive and Company, or its parent, subsidiaries, predecessors or affiliates, and each party to this Agreement hereby releases and holds harmless the other party from any obligations or liability with respect thereto. The parties acknowledge and agree that they are not entering into this Agreement in reliance on anything not set out in this Agreement. This Agreement shall control over any inconsistent policies or procedures of Company affecting Executive's employment, whether in effect now or adopted later, but Company's policies and procedures that are consistent with this Agreement, whether in effect now or adopted later, shall apply to Executive's employment according to the terms thereof.

     17. Payroll Withholding. All payments of Base Salary, incentives, bonuses, Severance Benefits and other compensation payable to Executive pursuant to this Agreement or otherwise shall be subject to the customary withholding for income taxes as determined appropriate by the Company, and shall be subject to other withholdings or deductions as required with respect to such compensation paid by a corporation to any employee.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the provisions thereof relating to choice of laws. Each party hereby irrevocably (a) consents to the jurisdiction and venue for any legal action with the state courts in Fulton County, Georgia and federal courts in the Northern District of Georgia, Atlanta Division, unless injunctive relief is sought by Company and, in Company's judgment, that relief might not be effective unless obtained in some other venue; and (b) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. These provisions do not give any party a right to proceed in court in violation of the Dispute Resolution
Process under Section 9, above.

     19. Successors And Assigns. All rights and duties of Company under this Agreement shall be binding on and inure to the benefit of its successors, assigns or any company which purchases or otherwise acquires it or all or substantially all of its operating assets by any method. This Agreement shall not be assignable by Executive other than the right to receive benefits being passed by will or by the laws of descent and distribution.

     20. Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter and may not be amended except by an instrument in writing signed by both parties; it shall not be amended orally or by course of dealing.

     21. Notices. All notices required or permitted under this Agreement shall be in writing and may be personally served or mailed by registered or certified U.S. mail, postage prepaid and addressed as follows:

     If to Company:      Interland, Inc.
                         303 Peachtree Center Avenue
                         Suite 500
                         Atlanta, Georgia 30303

     If to Executive:    Allen Shulman
                         4608 Smoke Rise Lane
                         Marietta, GA 30303


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
Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and 3 business days after the date of mailing, if mailed by registered or certified mail, return receipt requested.



INTERLAND, INC.                            EXECUTIVE

By:    /s/ SID FERRALES                    /s/ ALLEN SHULMAN
       -----------------------             -----------------------
Name: Sid Ferrales                             Allen Shulman

Title: SUP-Human Resources                 Date: 10/04/01
       -----------------------                   -----------------

Date:  10-18-01
       -----------------------

                             [INTERLAND LETTERHEAD]

September 26, 2001


Mr. Allen Shulman
4608 Smoke Rise Lane
Marietta, GA 30062

Re: Offer of Employment

Dear Allen:

On behalf of Interland, we are pleased to offer you the position of Vice President, General Counsel and Corporate Secretary, reporting to the Chief Executive Officer, Joel Kocher, of Interland and contingent upon final approval by the Board of Directors. Your anticipated start date is Monday, October 15, 2001 ("Start Date"), unless otherwise approved by Interland in advance.* You will have the opportunity to enter into an Employment Agreement with Interland, a copy of which will be provided to you no later than Tuesday, October 2. Your Employment Agreement and appointment as an officer are subject to final approval by the Board of Directors for Interland, Inc. The following highlights the essential terms of your employment, which will become final once approved by the Board.

Your base salary will be $9038.46 per bi-weekly pay period based on an annual salary of $235,000. Subject to the approval of the Board of Directors, you will be granted an option to purchase 120,000 shares of Interland, Inc. stock. The grant will be effective the later of the date approved by the Board of Directors or your Start Date.

In addition, you will be eligible to participate in a performance-based incentive compensation program ("Performance Plan"), which will be established by the Board of Directors. You will have the opportunity to earn a target incentive of up to forty-five (45%) of the base salary actually paid to you during the defined performance period. Your participation in the Performance Plan will be subject to the terms and conditions under the Performance Plan.

Interland offers a variety of health care plans and other benefits programs to eligible team members and their dependents. Additional information concerning these plans and programs will be provided to you with your Employment Agreement.

Your employment is contingent on your representation that you are not obligated under any non-compete agreement or similar agreement which would prevent or interfere with your employment by Interland, except as has been fully disclosed in advance and in writing to Interland. Your employment is also subject to completion of all aspects of our standard application and hiring processes for new team members. We also will need you to provide us

*Start Date to be discussed
with documentation that you are legally authorized to work in the United States. Further, we will require that you execute our standard new team member forms, including, but not limited to, an Employee Invention Assignment and Confidentiality Agreement, and an acknowledgment with respect to our Employment Policy Manual.

Our offer of employment will remain open until close of business on Friday, September 28, 2001. Please acknowledge your receipt of this letter and desire to begin work on your anticipated start date by signing where indicated below, and then respond by immediately returning this signed letter in person to Ed Wolff or fax under cover letter to (404) 260-2505. If we do not receive such a response from you by Monday, October 1, 2001, this offer will be withdrawn.

This letter is not a contract of employment. Further, the length or duration of your employment is not guaranteed. In accordance with our policies, your employment with us will be on an "at-will" basis, meaning that both you and we have the right to end your employment at any time, for any reason, with or without cause or prior notice.

Please call me at (404) 260-2541 if you have any questions about your offer of employment.

We are excited that you will be joining the Interland team!

Sincerely,


/s/ Edward J. Wolff
------------------------------
Ed Wolff
VP, Human Resources Operations
Interland
Fax: (404) 260-2505
Phone: (404) 260-2541

I hereby acknowledge receipt of this offer letter, accept the terms, and express my intent to begin work on the anticipated start date* set forth above.




By:  /s/ Allen L. Shulman          Date:  9/28/01
    ---------------------                ---------
    Allen Shulman


*See note on first page

                                   EXHIBIT 1

                     CONFIDENTIALITY, INVENTION ASSIGNMENT
                         AND NON-COMPETITION AGREEMENT

     This Confidentiality, Invention Assignment, and Non-Competition Agreement, which includes all attached exhibits (the "AGREEMENT") is made as of the Effective Date (as defined in Section 1.6, below), by and between INTERLAND, INC., a Georgia corporation, located at the business address of 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303 (the "COMPANY"), and the undersigned employee of Company, located at the address specified on the signature below (referred to in this Agreement as "ME" or "I").

     In consideration of my initial employment or continued employment by Company and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. DEFINITIONS. I understand and agree that the terms defined in parenthesis elsewhere in this Agreement, and the following capitalized terms, will have the meanings there and here supplied. All of the terms may be used in the singular or plural form.

          1.1 "BUSINESS" means Company's business of hosting, designing and developing Web sites, shared Web hosting and business hosting; supporting resellers of Web hosting services and hosts of Web sites through co-location, managed and dedicated server programs; supporting data centers, Web and network infrastructure, Web site and hosted software applications; supporting e-commerce applications and solutions, application hosting, and connectivity solutions; supporting managed services, including without limitation system monitoring and reporting, managed backup and recovery, and administration services; and supporting enterprise applications.

          1.2 "COMPANY" means Interland, Inc., a Georgia corporation, any of its successors and assigns, and any of its current or future parents, subsidiaries, affiliates or organizations, whether or not controlled by, controlling, or under common control with it.

          1.3 "CUSTOMERS" means the customers, clients, suppliers, or strategic partners for Company's Business (a) with whom I came into contact on behalf of Company or in the course of my performing Services for the Company during the one-year preceding the Termination Date; or (b) about whom I possessed Confidential Information during the one-year preceding the Termination Date.

          1.4 "I" means the undersigned employee identified in the signature block below, who also is referred to herein by use of first person pronouns, such as "me" and "my."

          1.5 "CONFIDENTIAL INFORMATION" means Company's technical and non-technical, proprietary, confidential, Business, and other commercially valuable information that is designated as confidential by Company, or that is not generally known in the relevant trade or industry with respect to Company's Business, products, processes, services, concepts, techniques, methods, or systems, or that is conceived, originated, discovered, known, or developed in whole or in part by me through my employment or services with respect to Company. Such Confidential Information, the existence and non-disclosure of which is vital to the success of Company's Business, includes, but is not necessarily limited to: (i) programs, computer programs, formulas, system documentation, source and/or object codes, data compilations, manuals, methods, techniques, processes patent applications, or patented and/or unpatented technology utilized or developed by or for Company; (ii) research, know-how, development, designs, devices, or Inventions; (iii) customer information and identities or lists of Customers or prospective Customers; (iv) contracts, transactions or negotiations with Customers or suppliers; (v) sales information, sales bids or proposals, methods of sales, pricing policies, or cost information; (vi) marketing information or marketing plans, research and data;
(vii) Company products or services anticipated or under development; (viii) "trade secrets" within the meaning of the Georgia Trade Secrets Act of 1990, or other applicable trade secrets law; and (ix) any other information that Company uses in carrying out its Business and is not fully known by actual or potential competitors or other Persons through public or other authorized disclosure made by Company, including, without limitation, information about Company's Customers, the requirements or specialized requests of Customers; sales or marketing strategies; cost information and costing policies or strategies; financial information or data; Business information, plans or strategies; organizational charts, information and data; flow charts and related information; products and services; Company's employees, operations, sources of supply, Business methods or practices, training and training programs, and any documentation relating to any of the foregoing under this Section 1.5.

          1.6 "Effective Date" means the earliest to occur of (i) the date that I sign this Agreement as indicated below on the signature page, or (ii) my initial date of employment with Company.

          1.7 "Inventions" means all discoveries, concepts, ideas, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable, or protectible as trade secrets or otherwise.

          1.8 "Moral Rights" mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

          1.9  "Parties" means Company and me.

          1.10 "Person" means any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity.

          1.11 "Services" means the services described on the EXHIBIT B to this Agreement which is made a part hereof, and which may be amended, supplemented and updated by the Parties as appropriate if my Services change during the course of my employment with Company.

          1.12 "Termination Date" means the last day I am employed by or providing services for Company following the Effective Date, whether the separation is voluntary or involuntary, with or without cause, or with or without advance notice.

          1.13 "Territory" means the area within a 50 mile radius of the county limits of Fulton County, Georgia. I hereby acknowledge that I may perform certain Services on behalf of Company in the Territory.

     2. NOT A CONTRACT OF EMPLOYMENT; EMPLOYMENT "AT WILL". I understand and acknowledge that this Agreement is not a contract of employment and that it does not obligate Company to employ me for any stated period of time. I further understand and acknowledge that I am an "employee at will" of Company, which means that my employment can be terminated by Company or me at any time, for any reason or for no reason, voluntary or involuntary, with or without cause, advance notice, formality or procedure.

     3. NOTIFICATION. I hereby authorize Company, its parent, subsidiaries or affiliates, or any of their designated representatives or counsel, to notify my actual or future employers or any governmental agency or authority of any terms of this Agreement and my responsibilities or obligations hereunder.

     4. CONFIDENTIAL INFORMATION; EMPLOYEE ACCESS AND USE. I understand that the Business of Company involves valuable, technical and non-technical, Confidential Information of various kinds. I further understand that my employment by Company creates a relationship of confidence and trust with respect to any Confidential Information. I will: (i) access ad utilize only such Confidential Information as is reasonably necessary to perform my job functions on behalf of Company; (ii) allow access to Confidential Information under my control to only those co-employees whose job functions for Company reasonably necessitate access to such Confidential Information; and (iii) safeguard all Confidential Information accessed to utilized by me to prevent unauthorized and unnecessary access to such Confidential Information by others. I will exercise the highest degree of care in safeguarding this Confidential Information against any loss, theft, inadvertent disclosure, or misappropriation. If during or after my employment I have any questions as to what comprises Confidential Information or proprietary information or trade secrets of Company, I will immediately consult in writing with an officer of Company.

     5. CONFIDENTIALITY AND NONDISCLOSURE. I will utilize Confidential Information of Company only to the extent necessary to perform my duties as an employee of Company for the benefit of Company. At all times, both during my employment and after its termination, I will keep and hold all Confidential Information of Company in strict confidence and trust. I will not use or disclose any Confidential Information of Company to any Person not then employed with Company, unless authorized or directed to do so in writing by an officer of Company. I understand that if Company authorizes or directs me to disclose Confidential Information to any third party, I must ensure that a Company approved and signed confidentiality or nondisclosure agreement is or has been obtained from the third party to whom the Confidential Information is being disclosed, and that all Confidential Information so disclosed is clearly marked and treated as "confidential." I will not use or disclose any information Company received from other Persons that Company is obligated to treat as confidential or proprietary, without the prior written consent of Company. I will not disclose any Confidential Information of Company under a fictitious, no-name or anonymous basis to any Person, or through my access or use, directly or indirectly, of any Internet or Web site, posting, message board, chat room, or similar communication system.

     6. RETURN OF INFORMATION AND PROPERTY. Upon termination of my employment or at any time upon request of Company, I will promptly deliver to Company all documents and materials of any nature, and any copies thereof, pertaining to my work for Company, or relating to Company or Company's Confidential Information or any other Business information, including, but not necessarily limited to, correspondence, drawings, blueprints, manuals, letters, notes, lists, notebooks, reports, flow charts, computer programs, proposals, sales documents, DayTimers, planners, calendars, schedules, discs, data tapes, financial plans and information, business plans, and other documents and records, whether in hard copy, magnetic media or otherwise, and any and all copies thereof. I will not keep or take with me after my employment any documents or materials or copies thereof containing any Confidential Information. Upon termination of my employment or at any time upon request of Company, I will promptly return all other Company property.

     7. NO BREACH OF PRIOR AGREEMENT; INDEMNIFICATION. I represent and warrant that my performance of all the terms of this Agreement and my duties as an employee of Company does not violate any agreement or obligation I may have to any other Person, and that I am in all respects duly qualified and eligible to work for Company. I also promise that I am not subject to any invention assignment, proprietary information, confidentiality, nonsolicitation, noncompetition or similar agreement with any former employer or other Person, except as has been fully disclosed in advance and in writing by me to Company. I represent and warrant that I have not and will not bring with me to Company or use in the performance of my duties for Company or in connection with my employment by Company any documents or materials or intangibles belonging to another Person, third party, or a former employer (other than Company, its parent, subsidiaries or affiliates), that are not generally available to the public or have not been legally transferred to Company, unless consented to in writing by such Person, third party, or former employer. In the event any legal or administrative action is commenced against me, Company, or both of us, arising out of my prior employment by another employer or my wrongful action or violation of any of the representations and warranties set forth in this Section 7, I agree to indemnify and hold harmless Company for all damages, costs and expenses, including reasonable attorney fees, which Company may have to pay in connection with such legal or administrative action.

     8. DISCLOSURE OF INVENTIONS. With respect to Inventions made or conceived by me, whether or not during my hours of employment or with the use of Company facilities, materials, or personnel, either solely or jointly with another or others, during (a) my employment with Company, or (b) within one-year after termination of my employment, without royalty or other consideration to me therefore, I will inform Company in confidence, promptly and fully of such Invention by a written report setting forth in detail the procedures employed and the results achieved. I will submit a proper and full report to Company upon completion of any and all studies or research projects undertaken on Company's behalf, whether or not a given project has, in my opinion, resulted in an Invention, and whether or not such Invention is patentable, copyrightable or protectible as a trade secret.

     9. ASSIGNMENT OF INVENTIONS. I acknowledge and agree all Inventions that I solely or jointly may conceive, develop, or reduce to practice or cause to be conceived, developed or reduced to practice during the period of time I am in the employ of Company and for a one-year period thereafter will be the sole and exclusive property of Company, and I hereby irrevocably assign and agree to assign exclusively to Company all such Inventions. I understand that my obligation to assign Inventions hereunder may be limited as expressly stated on EXHIBIT A to this Agreement.

     10. LIST OF EXCLUDED INVENTIONS. I have attached to Exhibit A of this Agreement a complete list of all Inventions belonging to me and made by me prior to my employment with Company that I wish to have excluded from this Agreement. If no such list is attached, I warrant and represent to Company that there are no such Inventions. If in the course of my employment at Company, I incorporate into any Company product, process, device, method, or machine, or otherwise use in a Company product, an Invention owned by me or in which I have an interest, Company is hereby granted and will have an exclusive royalty-free, irrevocable license to make, have made, use, license, and sell that Invention without restriction as to the extent of my ownership or interest.

     11. WORKS MADE FOR HIRE. I acknowledge and agree that any creative or copyrightable works prepared or originated by me for Company or done within the scope of my employment with Company are "works made for hire" under the Copyright Act, and that Company will be considered the author and owner of such copyrightable works.

     12. ASSIGNMENT OF OTHER RIGHTS. In addition to the foregoing, I hereby irrevocably transfer and assign and agree to transfer and assign to Company;
(a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention or works made for hire; and (b) any and all Moral Rights that I may have in or with respect to any Invention or works made for hire. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Invention or works made for hire, even after termination of my work on behalf of Company.

     13. ASSISTANCE. I agree to assist Company in every proper way to obtain for Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for Company's Inventions in any and all countries. I will execute any documents that Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with Company; provided, however, Company will reimburse me for reasonable out-of-pocket expenses actually spent by me at Company's request with respect to providing such assistance after my employment. I hereby appoint the Company's Secretary or designee as my attorney-in-fact to execute any documents on my behalf for the purpose of providing any assistance anticipated under this Section 13.

     14. COVENANT OF CUSTOMER NON-SOLICITATION. While employed by Company, and for a period of 12 months immediately following the Termination Date, I will not (either on my own behalf or on behalf of any other Person) directly or indirectly, personally or through others solicit, divert, take away, or attempt to solicit, divert or take away, any of Company's Customers or the business or patronage of any such Customers.

     15. COVENANT NOT TO SOLICIT EMPLOYEES. While employed by Company, and for a period of 12 months immediately following the Termination Date, I will not (either on my own behalf or on behalf of any other Person) directly or indirectly, personally or through others employ, solicit or recruit for employment, or advise or recommend to any other Person that they employ, solicit or recruit for employment, any Person who is or was at any time during the one-year period prior to the Termination Date an employee of Company.

     16. COVENANT NOT TO COMPETE. While employed by Company, and for a period of 12 months immediately following the Termination Date, I will not (either on my own behalf or on behalf of any other Person) perform Services within the Territory for any Person providing or offering goods or services identical to or reasonably substitutable for Company's Business.

     17. ACKNOWLEDGEMENT. I hereby acknowledge that (a) the foregoing covenants in Sections 14, 15 and 16 are unique, substantial, and immeasurable value to Company; (b) such covenants are reasonably limited in scope and/or geography to protect Company's legitimate business interests, including its property, Confidential Information and Business relationships, good will, economic advantage, and Customer relationships; (c) all of my agreements, covenants and undertakings in this Agreement will not preclude me from becoming gainfully employed following termination of my employment with Company; and (d) it is intended and expected that the Services I provide to Company are special and unique.

          18. THIRD PARTY BENEFICIARIES.    I understand and agree: (a) that
Micron Electronics, Inc., a Minnesota corporation, and its subsidiaries or affiliates, are third party beneficiaries under this Agreement, and (b) that, in addition to the Company, the covenants under Sections 14, 15 and 16 also are intended for the benefit of Micron Electronics, Inc., and its subsidiaries or affiliates, as third party beneficiaries under this Agreement.

          19. EXTENSION OF COVENANTS. I understand and agree that, in the event I violate any one or more of the foregoing covenants under Sections 14, 15 and 16, the running or duration of the term of each covenant so violated will be automatically tolled or extended during the period(s) of any such violation and the pendency of any litigation or other enforcement action arising out of any such violation.

          20. IRREPARABLE HARM; INJUNCTIVE RELIEF. I understand and agree that a breach or threatened breach of my obligations under this Agreement will result in great, irreparable and continuing harm to Company for which there is no adequate remedy at law. I further understand and agree than in the event I breach or threaten to breach this Agreement, Company will be entitled to seek, from any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief to enforce the terms of this Agreement, in addition to any and all monetary damages allowed by law, against me.

          21.  JUDICIAL MODIFICATION.   The Parties have attempted by this
Agreement to limit the ability to compete only to the extent necessary to protect Company's legitimate business interests and to protect Company from unfair business practices and/or unfair competition, including without limitation, unauthorized disclosure of Confidential Information, misappropriation of trade secrets, loss of Customers or good will, interference, and the raiding or loss of Company employees. The Parties recognize, however, that reasonable persons may differ in making such a determination under the circumstances as may be presented from time-to-time. Consequently, the Parties agree that, if any covenant under this Agreement is in any way adjudged by a court of competent jurisdiction to be invalid or unenforceable, as to scope, territory or otherwise, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable and fair under the circumstances existing at that time, and as necessary to protect Company's legitimate business interests.

          22. ATTORNEY FEES. If court proceedings are required to enforce any provision or to remedy any breach of this Agreement, the prevailing party on such claim will be entitled to an award of reasonable expenses from the nonprevailing party (including, without limitation, reasonable attorneys' fees, litigation costs, court costs, experts' fees and amounts paid in investigation, defense or settlement of any claims, and whether or not such expenses are incurred at the trial, appellate or administrative levels, or upon any other petition for review).

          23.  MISCELLANEOUS.

               23.1 SURVIVAL. I understand that this Agreement will be effective as of the Effective Date, and that the terms of this Agreement and my obligations hereunder will remain in full force and effect not only during my employment with Company, but also after the termination of such employment for any reason (including, but not limited to, all of the post-employment obligations stated in Sections 6 through 9, and 13 through 16).

               23.2 AMENDMENT.     This Agreement cannot be amended, except by
a written agreement or instrument executed by both me and an officer of Company that specifically references this Agreement.

               23.3 WAIVER.   Failure of Company to exercise or otherwise act
with respect to any rights under this Agreement will not constitute or be construed as a waiver of any breach, nor prevent Company from thereafter enforcing strict compliance with any and all terms of this Agreement.

          23.4 SEVERABILITY. If any part of this Agreement is adjudicated to be invalid or unenforceable, then such part will be deemed deleted from this Agreement or amended, as the case may be, in order to render the remainder of this Agreement valid and enforceable.

          23.5 GOVERNING LAW. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Georgia, without regard to application of its conflict of laws rules.

          23.6 CONSENT TO JURISDICTION AND VENUE. I hereby irrevocably consent and submit to the exclusive jurisdiction of the state courts of the State of Georgia and the Federal Courts in the Northern District of Georgia with respect to any actions or causes of action arising under this Agreement, and further agree that Atlanta, Georgia shall be the exclusive venue of any actions or causes of action arising hereunder (unless injunctive relief is sought, and, in Company's judgment, may not be effective unless obtained in some other venue).

          23.7 ASSIGNMENT. Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any rights and obligations under this Agreement, except with the prior written consent of Company.

          23.8 AGREEMENT BINDING. This Agreement will be binding upon my signature, and will inure to the benefit of Company, Company's successors and assigns, and me and my heirs, executors, administrators, personal representatives, and other legal representatives. I specifically understand and agree that the covenants under Sections 14, 15 and 16 shall be enforceable by Company and Company's assigns.

          23.9 TITLES AND HEADINGS. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically state, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

          23.10 FURTHER ASSURANCES. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

          23.11 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties concerning the subject matter of this Agreement, and supersedes all prior or contemporaneous understandings, agreements or representations, whether oral or written, between or among the parties, except any other confidentiality agreement entered into with Company prior to my employment.

     HAVING READ AND FULLY UNDERSTOOD THIS AGREEMENT, I have signed my name as of the date shown below.


EMPLOYEE:                               COMPANY:

/s/ ALLEN L. SHULMAN                    /s/ EDWARD J. WOLFF
----------------------------            ----------------------------
Signature                               Signature

Date:  10/4/01                          Date:  10/5/01
      ----------------------                  ----------------------

Print Name: Allen L. Shulman            Print Name: Edward J. Wolff
           -----------------                       -----------------

                                   EXHIBIT A

                    EXCLUDED INVENTIONS MUST BE SET OUT ON A
                     LEGIBLE LIST ATTACHED TO THIS EXHIBIT

             IS A LIST ATTACHED? (PLEASE MARK):      YES     X  NO
                                               -----      -----

NOTE: If a list is attached, it must specifically show and describe all unpatented or uncopyrighted Inventions, discoveries, concepts, ideas, improvements, and developments, whether patentable or unpatentable, copyrighted or uncopyrightable, made or conceived prior to the date of the undersigned employee's employment with Company, which are intended or desired by employee to belong to employee and to be excluded from the Confidentiality, Invention Assignment, and Non-Competition Agreement (the "AGREEMENT") with Company.

IF NO SUCH LIST IS ATTACHED, THAT MEANS NO INVENTIONS ARE INTENDED OR DESIRED BY THE UNDERSIGNED EMPLOYEE TO BE EXCLUDED.

                   NOTICE OF INVENTION ASSIGNMENT LIMITATIONS

The Assignment of Inventions under the Agreement does not apply to any Invention with respect to which the undersigned employee can clearly prove each of the following: (a) it was developed entirely and exclusively on the employee's own time; (b) no equipment, supplies, facility, Confidential Information (as defined in the Agreement), or trade secrets of Company was used in its development; (c) it does not relate directly to the Business of Company or to the actual or demonstrably anticipated research and development of Company; and
(d) it does not result, directly or indirectly, from any work performed by the employee for Company.

EMPLOYEE:

/s/ Allen L. Shulman                    Date: 10/4/01
---------------------------------             ----------------------------------
Signature

Allen L. Shulman
---------------------------------
Name (Please print)

COMPANY WITNESS:

By: Edward J. Wolff                     Date: 10/5/01
    -----------------------------             ----------------------------------

Name: Edward J. Wolff
      ---------------------------

Title: VP, HR Ops.
       --------------------------

                                   EXHIBIT B

                            LIST OF SERVICES SET OUT
                            FOR PURPOSES OF PARTIES'
                           CONFIDENTIALITY, INVENTION
                   ASSIGNMENT, AND NON-COMPETITION AGREEMENT


     The following is a list providing a description of the types of Services that Company and the undersigned employee presently anticipate will be provided to Company by such employee during his/her employment with Company (if additional space is required, please attach additional papers as necessary to this Exhibit B):

1. Manage the Company's legal department and provide and oversee the provision of legal services to the Company, including the management and supervision of outside counsel and the outside counsel budget.

2.  Advise the Company's executive staff on legal matters.

3. Serve as Corporate Secretary and oversee preparation and management of corporate documents.

4. Participate as an executive and with other executives to create and implement corporate strategy, goals, and objectives.

This list may be amended, supplemented or updated by the Parties as appropriate, if the undersigned employee's Services change during the course of his/her employment with Company. Any amendments, supplements or updates to this list will be made in writing, signed by the undersigned employee and Company.

All capitalized terms on this Exhibit B shall have the meaning set forth in the Parties' Confidentiality, Invention Assignment, and Non-Competition Agreement.


EMPLOYEE:


/s/ Allen L. Shulman               Date: 10/4/01
---------------------------             ---------------------
Signature


Allen L. Shulman
---------------------------
Name (Please print)



COMPANY WITNESS:


By: /s/ Edward J. Wolff            Date: 10/5/01
   ------------------------             ---------------------

Name: Edward J. Wolff
     ----------------------

Title: VP, HR Ops
      ---------------------